Exhibit 10.22

EXCLUSIVE PATENT LICENSE AGREEMENT

Between

UNM RAINFOREST INNOVATIONS and EAGLE ENERGY METALS CORP.

EXCLUSIVE PATENT LICENSE AGREEMENT (the “Agreement”) entered into effective June 20, 2025 (the “Effective Date”) between UNM RAINFOREST INNOVATIONS, a New Mexico nonprofit research park corporation, with its principal office at 101 Broadway Blvd., NE, Ste. 1100, Albuquerque, NM 87102 (hereinafter referred to as “UNM RAINFOREST INNOVATIONS”) and EAGLE ENERGY METALS CORP., a Nevada corporation with its principal office at 5470 Kietzke Lane, Suite 300, Reno, NV 89511 (hereinafter referred to as “LICENSEE”) (UNM RAINFOREST INNOVATIONS and LICENSEE are individually a “Party” and collectively, the “Parties”).

In consideration of the mutual covenants and premises contained herein, the receipt and sufficiency of which are hereby acknowledged, UNM RAINFOREST INNOVATIONS and LICENSEE agree:

BACKGROUND

By assignment from the University, UNM RAINFOREST INNOVATIONS holds title to and has certain rights and interests in the Licensed Patents and the Licensed Technology. UNM RAINFOREST INNOVATIONS desires to have products and services utilizing the Licensed Patents and the Licensed Technology developed and marketed at the earliest possible time in order that such products and services may be available for public use and benefit. LICENSEE desires to obtain rights to use the Licensed Patents and Licensed Technology for commercial purposes and UNM RAINFOREST INNOVATIONS desires to grant certain rights and licenses in and to the Licensed Patents and Licensed Technology to LICENSEE, all in accordance with the terms and conditions of this Agreement.

ARTICLE I
DEFINITIONS

A capitalized terms used in this Agreement shall have the meaning ascribed to it below:

“Affiliate” means a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control, with the person or entity specified. For purposes of this definition, “control” and cognates thereof mean, with respect to an entity, the direct or indirect ownership of (a) at least fifty percent (50%) of the capital stock or share capital entitled to vote for the election of directors of the entity; or (b) at least fifty percent (50%) of equity or voting interests of the entity; or (c) the ability to otherwise direct the management and operations of the entity.

“Agreement” or “License Agreement” means this Agreement and all attached exhibits.

“Change-In-Control” means each and all of the following occurrences after the Effective Date: (i) the consummation of any form of merger (including, without limitation a forward triangular merger or reverse triangular merger) or consolidation of LICENSEE with any other entity, or (ii) the consummation of a sale or disposition by LICENSEE of all or substantially all LICENSEE’s assets, or (iii) the acquisition by any person or group of persons directly or indirectly, of securities of the LICENSEE representing fifty percent (50%) or more of the total voting power represented by LICENSEE’s then outstanding voting securities. Notwithstanding the foregoing, an IPO shall not be considered a Change-In-Control.

“Commercial Reactor Sale” means a sale or other disposition (as defined in the definition of Gross Receipts, below) by LICENSEE of a fully functioning very-small nuclear reactor through a bona fide arm’s-length transaction, for commercial, residential, military, governmental or other use by a third party that is not an Affiliate of LICENSEE. A sale or other disposition for testing, research, development or similar purposes is not a Commercial Reactor Sale.

“Commercial Sublicense” means any sublicensing agreement or arrangement between LICENSEE and a third party by which the third party is licensing Licensed Patents or Licensed Technology primarily for its own commercial development of Licensed Products or to provide Licensed Services. The holder of a Commercial Sublicense is a “Commercial Sublicensee.”

“Effective Date” means the date set out on the opening paragraph of this Agreement.

“Field of Use” means all fields of use; except that with respect to the Restricted Field of Use Licensed Patents, the Field of Use is limited to very-small modular nuclear reactors with electrical power generation of less than 10 MWe.

“Gross Receipts” means the gross payments and other consideration accrued or received by LICENSEE for: (i) the sale or other disposition of Licensed Products; or (ii) the performance of Licensed Services. The expression “other disposition” or “otherwise disposed of with respect to Licensed Products means: (a) Licensed Products not sold but delivered by LICENSEE to others (including deliveries for export) regardless of the basis for compensation, if any; (b) Licensed Products put into use by LICENSEE for any purpose other than routine testing of such products; and (c) Licensed Products not sold as such but sold by LICENSEE as components or constituents of other products. Where Licensed Products are not sold, but are otherwise disposed of, Gross Receipts from such products for the purpose of computing royalties will be the selling price at which products of a similar kind and quality, sold in similar quantities, are currently being offered for sale by LICENSEE. Where such products are not currently being offered for sale by LICENSEE, Gross Receipts from such products for the purpose of computing royalties will be the selling price at which products of a similar kind and quality, sold in similar quantities, are currently being offered for sale by other manufacturers. Where such products are not currently sold or offered for sale by LICENSEE or others, then Gross Receipts for the purposes of computing royalties shall be LICENSEE’s cost of manufacture, determined by LICENSEE’s customary accounting procedures, plus one hundred percent (100%). Gross Receipts with respect to a Licensed Product or a Licensed Service excludes the following items as separately charged and enumerated on an invoice to customers: packing, transportation and insurance charges; import, export, excise, sales, use and value added taxes; and, customs duties. Any royalty income or other consideration for a Commercial Sublicense that is subject to Section 4.2 hereof shall not be treated as “Gross Receipts.”

“Indemnitees” means: (a) UNM RAINFOREST INNOVATIONS, its employees, officers, and directors; (b) University, its employees, officers, and regents: (c) the Inventors; and, (d) each of their respective heirs, executors, administrators, assigns, and legal representatives.

“Inventors” means Amir F. Ali, Mohamed S. El-Genk, and Luis Palomino.

“IPO” means the initial sale or offering of shares of the LICENSEE’s capital stock or other equity securities to the public, whether through: (a) an initial public offering, direct listing, reverse merger, de-SPAC transaction; or, (b) any other transaction or series of related transactions (including any concurrent financing) in each case in which the holders of LICENSEE’s voting securities immediately prior to such transaction (together with any voting securities or other equity securities issued in a concurrent financing in connection with such transaction, whether of the LICENSEE, any successor, any parent company, or any parent of the resulting public company) receive or retain shares representing more than fifty percent (50%) of the total voting power of the outstanding voting securities of the resulting public company (which may be the LICENSEE, a successor, a parent company, or any parent of the resulting public company) immediately following such transaction, and, in each case,which transaction is consummated with, or results in, the listing of the resulting company’s securities on a U.S. National Securities Exchange at an initial share price of at least five dollars ($5.00) per share.

“Licensed Patents” means all rights in inventions or discoveries covered by or embodied in the patents and patent applications listed on attached Exhibit A, and all divisions, continuations, reissues, reexaminations or extensions thereof, any letters patent that issue thereon, and existing and future foreign patent applications and patents that correspond thereto. “Licensed Patents” does not include, however, any continuation-in-part patent application or patent, other than a continuation-in-part entitled to claim priority to the date of any other Licensed Patent listed on Exhibit A that is fully supported by a Licensed Patent listed on Exhibit A and names the same inventors and has the same assignee(s) as a Licensed Patent listed on Exhibit A.

“Licensed Products” means products, the development, manufacture, use, sale, or import of which would, but for the license granted to LICENSEE under this Agreement, infringe, induce infringement, or contribute to the infringement of a Valid Claim or which involves the use of Licensed Technology.

“Licensed Services” means services that (a) make use of the Licensed Patents or the Licensed Technology in a manner which would, but for the license granted to LICENSEE under this Agreement infringe, induce infringement, or contribute to the infringement of a Valid Claim; (b) involve the use of Licensed Technology; or, (c) utilize or consume Licensed Products.

“Licensed Technology” means all technical information known to one or more Inventors that is, as of the date of this Agreement, legally vested in UNM RAINFOREST INNOVATIONS, as assignee of University, and within the scope of the disclosure of Licensed Technology set forth in attached Exhibit A. The term “Licensed Technology” does not include either: (a) any invention covered by a Valid Claim or any other patent; or, (b) any right or interest in or to or arising from any research at University that occurs after the Effective Date.

“Licensed Territory” means worldwide.

“Patent Expenses” means all out-of-pocket legal and other fees, costs, and expenses heretofore and hereafter incurred by UNM RAINFOREST INNOVATIONS and paid in the filing, prosecuting, and maintenance the Licensed Patents in the Licensed Territory that have not been previously reimbursed to UNM RAINFOREST INNOVATIONS by LICENSEE, another licensee, or an optionee of the Licensed Patents.

“Restricted Field of Use Licensed Patents” means the Licensed Patents and Licensed Technology identified as such on attached Exhibit A.

“SEC” means the U.S. Securities and Exchange Commission.

“Subject Invention” has the meaning ascribed to such term under Title 35, United States Code, Section 200 et seq. and under 37 Code of Federal Regulations, Section 401 et seq., commonly referred to as the “Bayh Dole Act,” and as the Bayh Dole Act may hereafter be amended, renumbered or recodified.

“Sublicense Income” means all amounts accrued or received under a Commercial Sublicense, net of any sales taxes (paid or payable, including value added tax) imposed upon LICENSEE and not reimbursed or paid by a third party with respect to such amounts, as consideration under the Commercial Sublicense, including, without limitation, license fees, maintenance fees, milestone payments and reimbursement for Patent Expenses.

“University” means The Regents of the University of New Mexico, a constitutionally-created educational institution of the State of New Mexico.

“U.S. National Securities Exchange” means any securities exchange that is registered as a national securities exchange with the United States Securities and Exchange Commission pursuant to Section 6 of the Securities Exchange Act of 1934, as amended.

“Valid Claim” means a claim of an issued and unexpired patent, or a claim of a patent application, included within the Licensed Patents, which claim shall not have been irrevocably abandoned or held invalid, unpatentable, or unenforceable in an unappealable decision of a court or other authority of competent jurisdiction, and which shall not have been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise.

ARTICLE II

GRANT OF LICENSE

2.1            License Grant. Subject to the terms and conditions of this Agreement, UNM RAINFOREST INNOVATIONS grants to LICENSEE, to the extent of the Field of Use and Licensed Territory, a license under the Licensed Patents and the Licensed Technology, to: (a) make, use, sell, offer for sale, and import Licensed Products and to provide Licensed Services; and (b) in accordance with the provisions of section 2.5, below, to grant Commercial Sublicenses allowing a Commercial Sublicensee to make, use, sell, offer for sale, and import Licensed Products and to provide Licensed Services. The license granted to LICENSEE under this Section 2.1 is exclusive with respect to the Licensed Patents (subject to the reservations set out in this Article II and the rights, if applicable, of the United States government set out, below) and is non-exclusive with respect to Licensed Technology.

2.2            Rights Reserved. Except as expressly granted by UNM RAINFOREST INNOVATIONS to LICENSEE herein, all rights and entitlements, whether now existing or that may hereafter come into existence, are reserved to UNM RAINFOREST INNOVATIONS.

2.3            No Implied License. This Agreement shall not be construed to confer any rights upon LICENSEE by implication or estoppel.

2.4            Retained Rights of University. LICENSEE acknowledges that, notwithstanding any provision of this Agreement, University has reserved and retains the permanent, irrevocable, royalty-free right to use the Licensed Patents and Licensed Technology and the inventions described therein for internal research, development, and educational purposes.

2.5            Commercial Sublicenses. Prior to entering into a Commercial Sublicense, LICENSEE shall notify UNM RAINFOREST INNOVATIONS in writing of the proposed grant of the Commercial Sublicense and the terms thereof. LICENSEE shall ensure that all uses of Licensed Patents and Licensed Technology and all development and distribution of Licensed Products and Licensed Services by Commercial Sublicensees: (a) are consistent with the terms and conditions of this Agreement; and, (b) return value to LICENSEE commensurate with the benefits conferred on the Commercial Sublicensee by the Commercial Sublicense. LICENSEE may not authorize a Commercial Sublicensee to further sublicense a Licensed Patent or the Licensed Technology. LICENSEE shall submit each proposed Commercial Sublicense to UNM RAINFOREST INNOVATIONS for its review and determination as to whether the proposed Commercial Sublicense conforms to this Agreement. UNM RAINFOREST INNOVATIONS shall be deemed to have approved the proposed Commercial Sublicense unless, within thirty (30) days of LICENSEE’S tender of the proposed Commercial Sublicense to UNM RAINFOREST INNOVATIONS, UNM RAINFOREST INNOVATIONS provides to LICENSEE either written notice of non-approval and the reasons for non-approval or written notice of approval that is conditioned on specified actions by LICENSEE and/or the proposed Commercial Sublicensee. LICENSEE shall remain responsible for the operations of Commercial Sublicensees as if such operations were carried out by LICENSEE, including but not limited to the payment of all fees and royalties due to UNM RAINFOREST INNOVATIONS under this Agreement, whether or not such payments are made to LICENSEE by the Commercial Sublicensees.

2.6            U.S. Government Rights. The Licensed Patents and Licensed Technology identified as Subject inventions on attached Exhibit A were developed with financial or other assistance through grants or contracts funded by the United States government. LICENSEE acknowledges that in accordance with Public Law 96-517, Title 35 Section 200 et. seq. of the United States Code, 37 C.F.R. 401 et. seq., and other statutes, regulations, and Executive Orders as now exist or may be amended or enacted, the United States government has certain rights in the Licensed Patents and the Licensed Technology. LICENSEE shall take all action necessary to enable UNM RAINFOREST INNOVATIONS to satisfy its obligations under any federal law relating to the Licensed Patents and Licensed Technology, including any right of the United States government to a noncommercial use license. Upon request LICENSEE shall provide UNM RAINFOREST INNOVATIONS with periodic reporting on the utilization and commercialization efforts of LICENSEE and Commercial Sublicensees as required under 35 U.S.C. §202(c)(5). Without limiting the foregoing, if the inventions described in the Licensed Patents are Subject Inventions, the rights and licenses granted hereunder are subject to the rights of the United States government with respect thereto, including: (A) that the United States government has a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world (and in some cases the right to assign or have assigned foreign patent rights); (B) the United States government retains “march-in” rights, in accordance with 35 U.S.C. §203; and (C) that licensing of the subject inventions is subject to other restrictions, including that preferences be given to small business firms (35 U.S.C. §202(c)(7)(D)) and for U.S. manufacturing (35 U.S.C. §204). Licensed Products shall be substantially manufactured in the United States to the extent (if at all) required by 35 U.S.C. Section 204. LICENSEE shall require that any Commercial Sublicense shall include provisions consistent with the rights of and obligations to the United States government as described in this Section and notifying the Commercial Sublicensee of the rights of the United States government in and obligations of the Sublicensee with respect to the Subject Inventions.

2.7            Delivery. UNM RAINFOREST INNOVATIONS shall, within thirty (30) days after the Effective Date, deliver to LICENSEE all technical information, data, know-how, protocols, procedures, drawings, specifications, and other documentation constituting the Licensed Technology, as defined in this Agreement and set forth in Exhibit A. The materials shall be provided in a form and manner reasonably sufficient to enable LICENSEE to make full use of the Licensed Technology for the purposes permitted under this Agreement.

ARTICLE III

DILIGENCE AND COMMERCIALIZATION

3.1            Diligence and Commercialization. Throughout the term of this Agreement, LICENSEE will diligently develop, manufacture and sell Licensed Products and/or Licensed Services and diligently develop markets for Licensed Products and or Licensed Services.

3.2            Financial Capability. At all times during the term of this license, LICENSEE shall maintain the financial capability to comply with Section 3.1. Upon inquiry from UNM RAINFOREST INNOVATIONS regarding said capability, LICENSEE shall provide UNM RAINFOREST INNOVATIONS with information regarding LICENSEE’s financial capabilities and shall permit UNM RAINFOREST INNOVATIONS to inspect LICENSEE’s financial records.

ARTICLE IV

CONSIDERATION FOR LICENSE AND ROYALTIES

LICENSEE shall pay to UNM RAINFOREST INNOVATIONS the amounts described in this Article IV:

4.1            License Fees. LICENSEE shall pay and deliver to UNM RAINFOREST INNOVATIONS the following:

(a)            Fifty Thousand Dollars ($50,000.00) upon execution of this Agreement; and,

(b)            License Maintenance Fees payable as follows:

Calendar Year	License Maintenance Fee U.S. $ Per Calendar Year	Due Date
2025	$35,000.00	January 31, 2026
2026	$50,000.00	January 31, 2027
2027	$50,000.00	January 31, 2028

Each License Maintenance Fee relates to the calendar year set forth above. In the event that this Agreement is terminated for any reason prior to the end of a calendar year, the License Maintenance Fee payable to UNM RAINFOREST INNOVATIONS for the calendar year in which termination occurs shall be determined in accordance with the following formula:

TYLMF = LMF x (DAYS/365)

where:

TYLMF is the License Maintenance Fee payable for the calendar year in which termination occurs;

LMF is the License Maintenance Fee that would have been payable for the calendar year in which termination occurs: and,

DAYS is the number of days elapsed during such calendar year prior to the effective date of termination.

(c)            Upon the occurrence of a Change-In-Control, LICENSEE shall pay to UNM RAINFOREST INNOVATIONS a milestone payment determined as follows:

(A)           $250,000.00 if the acquisition price in the transaction or series of related transactions is less than $20,000,000.00;

(B)            $500,000.00 if the acquisition price in the transaction or series of related transaction is $20,000,000.00 or more and less than $40,000,000.00; or,

(C)            $1,000,000.00 if the acquisition price in the transaction or series of related transactions is equal to or greater than $40,000,000.00.

The term “Acquisition Price” as used above shall mean the U.S. dollar value of the consideration for the Change-In-Control transaction as set by the parties to the Change-In-Control transaction.

4.2            Royalty on Commercial Sublicensing Income. LICENSEE shall pay to [NM RAINFOREST INNOVATIONS fifty percent (50%) of all Sublicense Income until an IPO, then sixty percent (60%) to Company and forty percent (40%) to UNM RAINFOREST INNOVATIONS.

4.3            Royalty on Gross Receipts. LICENSEE shall pay UNM RAINFOREST INNOVATIONS an earned cumulative annual royalty during each calendar year during the term of this Agreement as follows:

(a) Five Percent (5%) of Gross Receipts through the first Commercial Reactor Sale; then,

(b) Three Percent (3%) of Gross Receipts through the second Commercial Reactor Sale; then,

(c) Two Percent (2%) of Gross Receipts through the third Commercial Reactor Sale; and then,

(d) One Percent (1%) of Gross Receipts thereafter.

The determination of the occurrence of the first, second, third and subsequent Commercial Reactor Sales shall be on an aggregate basis, not annual.

4.4            Minimum Annual Royalties. LICENSEE shall pay UNM RAINFOREST INNOVATIONS royalties as stated in Section 4.3, but in no event will royalties paid under Section 4.3 for any calendar year during the term of this Agreement be less than the following minimum royalties during the calendar years indicated:

Calendar Year	Minimum Royalty U.S. $ Per Calendar Year

2028, and each succeeding calendar year	$65,000.00

In the event that this Agreement is terminated for any reason prior to the end of a calendar year, the minimum royalty payable to UNM RAINFOREST INNOVATIONS for the year of termination shall be determined in accordance with the following formula:

TYMR = MR x (DAYS/365)

where:

TYMR is the minimum royalty payable for the year of termination;

MR is the minimum royalty that would have been payable to UNM RAINFOREST INNOVATIONS for the year but for the termination: and,

DAYS is the number of days of the year of termination prior to the date of termination.

4.5            Reimbursement for Patent Expenses. LICENSEE shall reimburse UNM RAINFOREST INNOVATIONS for all Patent Expenses as follows:

(a)            With respect to Patent Expenses incurred by UNM RAINFOREST INNOVATIONS prior to the Effective Date in the amount of UPDATE Dollars ($17,430.00), LICENSEE shall reimburse and pay to UNM RAINFOREST INNOVATIONS such amount upon execution of this Agreement; and,

(b)            With respect to Patent Expenses incurred by UNM RAINFOREST INNOVATIONS on or after the Effective Date:

(i)             For Patent Expenses incurred with respect to U.S. patent applications and patents, LICENSEE shall reimburse and pay to UNM RAINFOREST INNOVATIONS all such Patent Expenses within thirty (30) days after UNM RAINFOREST INNOVATIONS invoices the LICENSEE (with supporting documentation) for the amount of such expenses; and,

(ii)            Patent Expenses incurred with respect to non-U.S. patent applications and patents (the “Non-U.S. Patent Expenses”) shall be reimbursed in advance by the LICENSEE in accordance with this Section 4.5(b)(ii). UNM RAINFOREST INNOVATIONS shall provide LICENSEE from time to time with written estimates of the anticipated amount of such expenses (with supporting documentation) over a stated time period, not to exceed six (6) months. LICENSEE shall pay over and advance to UNM RAINFOREST INNOVATIONS the amount of the estimated expenses (the “Advanced Patent Expense Amount”) within the time period stated in the notice. As the Advanced Patent Expense Amount is expended by UNM RAINFOREST INNOVATIONS in payment of actual Non-U.S. Patent Expenses, UNM RAINFOREST INNOVATIONS shall provide LICENSEE with invoices showing the amount of such actual expenses (with supporting documentation) reflecting the application of the Advanced Patent Expense Amount as a credit. LICENSEE shall reimburse and pay to UNM RAINFOREST INNOVATIONS any Non-U.S. Patent Expenses in excess of the Advanced Patent Expense Amount credited on any invoice within thirty (30) days after UNM RAINFOREST INNOVATIONS invoices LICENSEE. For avoidance of doubt, LICENSEE is obligated to reimburse UNM RAINFOREST INNOVATIONS for all Non-U.S. Patent Expenses invoiced to LICENSEE, even if UNM RAINFOREST INNOVATIONS has not provided an estimate.

(iii)           Notwithstanding the foregoing, if at any time there is another licensee or optionee with tights to the Restricted Field of Use Licensed Patents outside of the field of use licensed to LICENSEE hereunder that is obligated to reimburse UNM RAINFOREST INNOVATIONS for Patent Expenses related to the Restricted Field of Use Licensed Patents, LICENSEE shall be obligated to reimburse UNM RAINFOREST INNOVATIONS only for one-half (1/2) of the Patent Expenses attributable to the Restricted Field of Use Licensed Patents.

4.6            License Grant-Back. As further consideration for the grant of rights herein, LICENSEE agrees to grant to UNM RAINFOREST INNOVATIONS and University an irrevocable, royalty-free, nonexclusive right, to use Licensed Products for educational or research purposes of University, including such components as are independently developed by LICENSEE. This grant of nonexclusive rights includes the right to make or have made for use at University, products or devices (or the rights to practice the process, if a process invention) that are based on Licensed Products; provided however, that UNM RAINFOREST INNOVATIONS and/or University may not sell, assign, transfer, license, or otherwise commercially exploit the rights, products or services referred to herein.

ARTICLE V

REPORTS AND PAYMENTS

5.1            Quarterly Reporting. Not later than the last day of each January, April, July, and October during the term of this Agreement, LICENSEE shall deliver to UNM RAINFOREST INNOVATIONS a written report stating for the quarterly period ended the last days of the preceding December, March, June, and September, respectively:

(a)            for Licensed Products, the number of units sold and the Gross Receipts of LICENSEE;

(b)            for Licensed Services, a description of the services provided and the Gross Receipts of the LICENSEE from Licensed Services;

(c)            for each Commercial Sublicense, the name and address of the Commercial Sublicensee, any reports received by LICENSEE from the Commercial Sublicensee during the reporting period, and the consideration received by LICENSEE from the Commercial Sublicensee;

(d)            such other detail as UNM RAINFOREST INNOVATIONS may reasonably require from time to time; and,

(e)            the total amount due to UNM RAINFOREST INNOVATIONS from LICENSEE, with supporting calculations.

5.2            Payment. With the delivery of each report required under Section 5.1, but not later than the last day of each January, April, July, and October during the term of this Agreement, LICENSEE shall pay to UNM RAINFOREST INNOVATIONS all amounts due with respect to the preceding calendar quarter. In the event that the amounts due under Section 4.3 at the end of any calendar year do not equal or exceed the minimum royalties specified in Section 4.4, LICENSEE shall pay to UNM RAINFOREST INNOVATIONS, on or before the last day of the following January, the amount required to satisfy the minimum royalty obligation for the preceding calendar year. If no amount is accrued during any quarterly period, a written statement to that effect shall be delivered to UNM RAINFOREST INNOVATIONS.

5.3            Foreign Receipts. All amounts to be paid by LICENSEE hereunder shall be paid in U.S. Dollars. To the extent that Gross Receipts received by LICENSEE in any calendar quarter are received in currencies other than U.S. Dollars, for purposes of calculating the royalties due hereunder the rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars due UNM RAINFOREST INNOVATIONS shall be made at the monthly rate of exchange published in The Wall Street Journal (U.S., Western Edition) prevailing on the last business day of the month preceding the month in which such Gross Receipts are recorded by LICENSEE. All payments due must be made without deduction for taxes, assessments, or other charges of any kind that may be imposed on UNM RAINFOREST INNOVATIONS by any government other than that of the United States, or any political subdivision of such other government, with respect to any amounts payable to UNM RAINFOREST INNOVATIONS pursuant to this Agreement, and such taxes, assessments, or other charges must be assumed and paid by LICENSEE.

5.4            Interest on Overdue Payments. Payments required under this Agreement, when overdue, shall bear interest at a rate per annum rate of five percent (5%) in excess of the Prime Rate as published by The Wall Street Journal (U.S., Western Edition) at the time such payment is due and until payment is received by UNM RAINFOREST INNOVATIONS. The accrual of such interest shall not foreclose UNM RAINFOREST INNOVATIONS from exercising any other rights it may have resulting from the failure of LICENSEE to make the payment when due.

5.5            Terminal Report. If this Agreement is terminated for any reason before all of the payments provided for have been made (including the license maintenance fee or minimum royalties for the year in which the Agreement is terminated and any Patent Expenses incurred by UNM RAINFOREST INNOVATIONS prior to the termination date), LICENSEE must immediately submit a terminal report and pay to UNM RAINFOREST INNOVATIONS any remaining unpaid balance even though the due date as above provided has not been reached. Any excess Advance Patent Expense Amount held by UNM RAINFOREST INNOVATIONS shall be first applied to any other amounts owed UNM RAINFOREST INNOVATIONS on termination, then, to the extent there is a balance, returned to the LICENSEE.

ARTICLE VI
RECORDS

6.1            Records of Operations and Audit. LICENSEE and its Commercial Sublicensees shall keep full and accurate records containing particulars that may be necessary for the purpose of calculating the amounts payable to UNM RAINFOREST INNOVATIONS hereunder sufficient to verify the amounts payable to UNM RAINFOREST INNOVATIONS, including their detailed calculations and bases therefor, and to further allow such investigation of its operations as may be necessary to determine LICENSEE’s and/or the Commercial Sublicensee’s compliance with this Agreement in all respects, as well as the accuracy of the reports and statements furnished hereunder. LICENSEE shall keep these records carefully preserved and available for inspection for a period of at least five (5) years following the end of the calendar year to which they pertain. At its expense, UNM RAINFOREST INNOVATIONS, its authorized representative or agents, or a third party auditor designated by UNM RAINFOREST INNOVATIONS shall have the right to inspect the records upon reasonable (at least five (5) calendar days) notice and during regular business hours. If the audit discloses an underpayment of more than five percent (5%) from the amount of the original report or payment calculation, LICENSEE shall, in addition to paying to UNM RAINFOREST INNOVATIONS any deficiency plus interest thereon in accordance with Section 5.4, reimburse UNM RAINFOREST INNOVATIONS for the full cost of the performance of the audit.

ARTICLE VII

PATENT PROSECUTION AND

MAINTENANCE/LICENSEE PATENT DISPUTES

7.1            Prosecution and Maintenance of Licensed Patents. Except as provided in Section 7.4, below, the prosecution and maintenance of the Licensed Patents shall be the primary responsibility of and controlled by UNM RAINFOREST INNOVATIONS. UNM RAINFOREST INNOVATIONS shall keep LICENSEE reasonably informed as to material developments with respect to the prosecution and maintenance of the Licensed Patents. LICENSEE shall be afforded reasonable opportunities to advise UNM RAINFOREST INNOVATIONS and cooperate with UNM RAINFOREST INNOVATIONS in such prosecution and maintenance. If LICENSEE should fail to reimburse or advance to UNM RAINFOREST INNOVATIONS for Patent Expenses incurred under this Section and Section 4.5 of this Agreement, UNM RAINFOREST INNOVATIONS shall have no further obligation to prosecute or maintain the Licensed Patents. LICENSEE may, upon ninety (90) days advance written notice to UNM RAINFOREST INNOVATIONS, advise UNM RAINFOREST INNOVATIONS that it no longer wishes to reimburse UNM RAINFOREST INNOVATIONS for expenses for Patent Expenses for one or more of the Licensed Patents. The giving of such notice, however, shall not relieve LICENSEE of its obligation to reimburse UNM RAINFOREST INNOVATIONS for such expenses incurred prior to the expiration of the ninety (90) day period. UNM RAINFOREST INNOVATIONS may, at its option, elect to pay such expenses or permit such Licensed Patents to become abandoned or lapsed. If UNM RAINFOREST INNOVATIONS elects to pay such expenses, such patents shall not be subject to any license granted to LICENSEE hereunder.

7.2            Extension of Licensed Patents. LICENSEE may request that UNM RAINFOREST INNOVATIONS have the normal term of any Licensed Patent extended or restored under a country’s procedure of extending life for time lost in government regulatory approval processes, and the expense of same shall be borne in accordance with the terms of Section 4.5. LICENSEE shall assist UNM RAINFOREST INNOVATIONS to take whatever action is necessary to obtain such extension. In the case of such extension, royalties pursuant to Article IV hereof shall be payable until the end of the extended life of the patent. In the event that LICENSEE does not elect to extend Licensed Patents, UNM RAINFOREST INNOVATIONS may, at its own expense, effect the extension of such Licensed Patents. If UNM RAINFOREST INNOVATIONS elects to pay such expenses, such extended Licensed Patents shall not be subject to any license granted to LICENSEE hereunder.

7.3            Licensee Patent Dispute. With respect to any assertion or claim by LICENSEE of the patentability, invalidity, unenforceability, or non-infringement of a Licensed Patent, including inter partes review proceedings and post-grant review proceedings of the U.S. Patent Office (a “Licensee Patent Dispute”):

(a)            LICENSEE will bring to UNM RAINFOREST INNOVATIONS’s attention any prior art or other information known to LICENSEE that is relevant to the patentability or validity of the Licensed Patent and that might cause a court, the Patent Trial and Appeal Board, an arbitration, or a governmental patent office to deem a Licensed Patent wholly or partially inoperative or invalid. LICENSEE will disclose such prior art or other information to UNM RAINFOREST INNOVATIONS at the time it learns thereof, and not less than ninety (90) days prior to bringing any action, arbitration, or proceeding against UNM RAINFOREST INNOVATIONS arising out of a Licensee Patent Dispute.

(b)            Any Licensee Patent dispute shall be resolved by arbitration as provided for under Section 14.2 of this Agreement.

(c)            Notwithstanding any other provision of this Agreement and specifically notwithstanding Section 12.3 of this Agreement, UNM RAINFOREST INNOVATIONS may by written notice to LICENSEE terminate this Agreement in the event that LICENSEE initiates any action, arbitration, or other proceeding arising out of a Licensee Patent Dispute.

(d)            Notwithstanding any other provision of this Agreement, in the event that LICENSEE initiates any action, arbitration, or other proceeding arising out of a Licensee Patent Dispute, then effective as of the date such proceeding is initiated:

(i)             LICENSEE shall pay to UNM RAINFOREST INNOVATIONS one hundred percent of all Sublicense Income;

(ii)            The royalty rate on Gross Receipts under Section 4.3 shall be increased to two times the amount provided for under Section 4.3 during the pendency of the action, arbitration, or other proceeding, and three times the amount provided for under Section 4.3 in the event that any judgment or award in such action, arbitration, or proceeding upholds the validity or enforceability of the Licensed Patent, or any claim thereof, or determines that LICENSEE has infringed or is infringing the Licensed Patent.

(iii)           The license maintenance fees and the minimum annual royalty under Sections 4.1(b) and 4.4 shall be increased to two times the amount provided for under Sections 4.1(b) and 4.4 during the pendency of the action, arbitration, or other proceeding, and three times the amount provided for under Sections 4.1(b) and 4.4 in the event that any judgment or award in such action, arbitration, or proceeding upholds the validity or enforceability of the Licensed Patent, or any claim thereof, or determines that LICENSEE has infringed or is infringing the Licensed Patent.

(e)            Reports and payments to UNM RAINFOREST INNOVATIONS under Section 5.1 shall be made on a monthly basis, with reports and payments for each month due and payable on or before the tenth (10th) day of the following month.

(f)             LICENSEE shall reimburse and pay UNM RAINFOREST INNOVATIONS its costs, expenses, attorney’s and expert fees, and all other amounts incurred by UNM RAINFOREST INNOVATIONS in any action, arbitration or proceeding arising out of a Licensee Patent Dispute in the event that any arbitration award or judgment in such action, arbitration or proceeding upholds the validity or enforceability of the Licensed Patents, or any claim thereof, or determines that LICENSEE has infringed or is infringing the Licensed Patents.

7.4	Step-In Rights in the Event of Abandonment.

(a)            Abandonment Notice. Except for cases in which LICENSEE has failed to reimburse or advance to UNM RAINFOREST INNOVATIONS for Patent Expenses incurred under Section 7.1 and Section 4.5 of this Agreement and cases where LICENSEE has advised UNM RAINFOREST INNOVATIONS that it no longer wishes to reimburse UNM RAINFOREST INNOVATIONS for expenses for Patent Expenses for one or more of the Licensed Patents as provided in Section 7.1, if UNM RAINFOREST INNOVATIONS (i) decides not to file, prosecute, or maintain, or (ii) otherwise intends to allow or allows any Licensed Patent or patent application to lapse or expire in any jurisdiction (each, an “Abandoned Patent Right”), UNM RAINFOREST INNOVATIONS shall give LICENSEE written notice at least sixty (60) days before the relevant official deadline (the “Abandonment Notice”). The Abandonment Notice shall identify the affected patent family, jurisdiction, and impending deadline.

(b)            Licensee Election. Within thirty (30) days after receiving an Abandonment Notice, LICENSEE may elect in writing to assume responsibility for the prosecution, maintenance, and defense of the Abandoned Patent Right in the specified jurisdiction. Upon such election:

(i)             LICENSEE shall control the matter at its own expense from the date of election;

(ii)            UNM RAINFOREST INNOVATIONS shall, within ten (10) business days, deliver the complete prosecution file and execute all documents reasonably required to transfer control, including powers of attorney naming LICENSEE or its counsel as representative before the applicable patent office or court; and

(iii)           the Abandoned Patent Right shall remain subject to the exclusive license granted to LICENSEE under this Agreement.

(c)            Costs and Past-Due Expenses. LICENSEE shall bear all costs incurred related to an Abandoned Patent Right after the effective date of its election under Section 7.4(b). .

(d)            Applicability. This Section 7.4 shall not apply during any period of time that LICENSEE: (i) has an uncured material breach under Section 12.3 of this Agreement; or, (ii) has the right and power to terminate this Agreement under Section 12.4 of this Agreement.

(e)            Reservation of Remedies. Exercise of the rights in this Section 7.4 does not limit any other remedy available to either party under this Agreement, at law, or in equity.

ARTICLE VIII

ABATEMENT OF INFRINGEMENT AND OTHER PROCEEDINGS

8.1            Protection of Licensed Patents. LICENSEE acknowledges that the Licensed Patents and Licensed Technology are of great value to UNM RAINFOREST INNOVATIONS, and therefore, LICENSEE promises to take all appropriate measures to protect UNM RAINFOREST INNOVATIONS’s interests therein. LICENSEE shall not permit any entity, individual or firm to have access to the Licensed Patents and Licensed Technology, except as authorized in this Agreement.

8.2            Notice of Infringement of Validity. Each Party shall promptly give written notice to the other Party of: (i) any suspected infringement of a Licensed Patent; (ii) the threat of or filing of any declaratory judgment or other action by a third party, including inter partes review proceedings and post-grant review proceedings of the U.S. Patent Office alleging the invalidity, unenforceability, or non-infringement of the Licensed Patent.

8.3            Rights to Address Infringement. LICENSEE shall have the first right (but not the obligation) to notify an infringer and initiate legal proceedings to abate the infringement of a Licensed Patent within LICENSEE’S Field of Use. UNM RAINFOREST INNOVATIONS agrees to join as a party plaintiff in any such lawsuit initiated by LICENSEE, if requested to do so by LICENSEE, with all costs, attorneys’ fees, and expenses of UNM RAINFOREST INNOVATIONS to be paid by LICENSEE. Should LICENSEE elect not to institute such an action to enforce the Licensed Patent against infringement within LICENSEE’s Field of Use within ninety (90) days after receipt of written notice from UNM RAINFOREST INNOVATIONS of UNM RAINFOREST INNOVATIONS’s intention to bring suit for such infringement, UNM RAINFOREST INNOVATIONS shall have the right (but not the obligation) at its own expense to take those steps on behalf of itself and LICENSEE, provided that LICENSEE shall have the right to participate at its own expense in any action brought by UNM RAINFOREST INNOVATIONS.

8.4            Infringement Recoveries. If LICENSEE leads proceedings to abate and remedy infringement, any monetary recovery from the infringement of Licensed Patents received by LICENSEE shall first be applied to reimburse LICENSEE’s unreimbursed expenses of such proceedings and then UNM RAINFOREST INNOVATIONS’s unreimbursed expenses of such proceedings, including without limitation, reasonable attorneys’ fees and court costs. Any remainder shall, to the extent the same pertain to an infringement of the Licensed Patents within LICENSEE’s Field of Use, be treated as Gross Receipts and subject to LICENSEE’s royalty obligations pursuant to Section 4.3 above. If UNM RAINFOREST INNOVATIONS leads proceedings to abate and remedy infringement, any monetary recovery from the infringement of Licensed Patents shall be paid to UNM RAINFOREST INNOVATIONS, with no obligation to pay any portion thereof to the LICENSEE.

8.5            Declaratory Judgment and Other Proceedings. In the event that a declaratory judgment or other proceeding is brought by a third party against UNM RAINFOREST INNOVATIONS or LICENSEE alleging invalidity, unenforceability, or non-infringement of the Licensed Patents, including inter partes review proceedings and post-grant review proceedings of the U.S. Patent Office, UNM RAINFOREST INNOVATIONS, at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action or proceeding at its own expense. If UNM RAINFOREST INNOVATIONS does not exercise this right, LICENSEE may take over the defense of the action or proceeding at LICENSEE’s expense, either solely or in conjunction with other licensees of UNM RAINFOREST INNOVATIONS holding licenses with respect to fields of use of the Licensed Patents other than the Field of Use. UNM RAINFOREST INNOVATIONS agrees to participate in such defense as a party, if requested by LICENSEE, with all costs, attorneys’ fees, and expenses of UNM RAINFOREST INNOVATIONS to be paid by LICENSEE (either solely or in combination with other UNM RAINFOREST INNOVATIONS licensees of the Licensed Patents). In either case, the non-controlling Party as between UNM RAINFOREST INNOVATIONS and LICENSEE shall have the right to participate in, comment on, and make recommendations regarding the course of the controlling Party’s defense of such action or proceeding, which recommendations the controlling Party agrees to follow except to the extent the recommendations would result, in UNM RAINFOREST INNOVATIONS’s reasonable determination, in an unwarranted narrowing of the Licensed Patents. The controlling Party shall provide to the non-controlling Party each document or a draft thereof pertaining to the declaratory judgment action or other proceeding, including but not limited to each communication to opposing counsel, pleading, discovery request, or other court filing as follows: (a) documents received from the court, administrative agency, or other tribunal or opposing counsel shall be provided to the non-controlling Party promptly after receipt; and (b) for a document to be served upon opposing counsel or filed in court, administrative agency, or other tribunal, a draft of such document shall be provided to the non-controlling Party sufficiently prior to its filing, to allow for review and comment by the non-controlling Party.

ARTICLE IX

CONFIDENTIALITY

9.1            Confidential Information. Except as provided herein, UNM RAINFOREST INNOVATIONS shall maintain in confidence, and shall not use for any purpose or disclose to any third party, information disclosed to it by or on behalf of LICENSEE in writing and marked “Confidential” or that is disclosed by or on behalf of LICENSEE orally and confirmed in writing as confidential within forty-five (45) days following such disclosure (collectively, “Confidential Information”). Confidential Information shall not include any information that: (i) is already known to UNM RAINFOREST INNOVATIONS or University at the time of disclosure hereunder, or (ii) now or hereafter becomes publicly known other than through acts or omissions of UNM RAINFOREST INNOVATIONS or University , or (iii) is disclosed to UNM RAINFOREST INNOVATIONS or University by a third party under no obligation of confidentiality to the disclosing Party or (iv) is independently developed by UNM RAINFOREST INNOVATIONS or University without reliance on the Confidential Information of LICENSEE.

9.2             Confidentiality of Agreement Terms. Neither Party shall, without the express written consent of the other, for any reason or at any time either during or subsequent to the term of this Agreement disclose to third parties the financial terms set forth in this Agreement, except upon a subpoena or other court order made with appropriate provision for protection of confidential information or as required by securities or other applicable laws or to advisors (including financial advisors, attorneys and accountants), potential and existing investors, and others on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof. Notwithstanding the foregoing, UNM RAINFOREST INNOVATIONS may disclose the financial terms of this Agreement to University and to the Inventors under a duty of confidentiality.

ARTICLE X

LIMITED WARRANTY,

MERCHANTABILITY AND EXCLUSION OF WARRANTIES

10.1          Representations and Warranties. Each Party warrants to the other that it has the right and power to enter into this Agreement. UNM RAINFOREST INNOVATIONS represents, in good faith and to the best of its knowledge, that there are not, as of the date of the Effective Date, any claims, demands, suits, or judgments against it that in any manner would or might impair or interfere with UNM RAINFOREST INNOVATIONS’s performance of the license granted by UNM RAINFOREST INNOVATIONS to LICENSEE under this Agreement. Notwithstanding the foregoing, UNM RAINFOREST INNOVATIONS does not warrant the validity of any Licensed Patent or the Licensed Technology or that a patent will issue with respect to any patent application included in the Licensed Patents. UNM RAINFOREST INNOVATIONS does not warrant the content contained in the Licensed Patents or Licensed Technology or that they will be error free or that any defects will be corrected. UNM RAINFOREST INNOVATIONS makes no representation whatsoever with regard to the scope or commercial potential or profitability or income of or from the Licensed Patents or Licensed Technology or that such Licensed Patents or Licensed Technology may be exploited by LICENSEE without infringing any rights of any other party. UNM RAINFOREST INNOVATIONS makes no covenant either to defend any infringement charge by a third party or to institute action against infringers of Licensed Patents or Licensed Technology. UNM RAINFOREST INNOVATIONS does not warrant that the Licensed Patents or Licensed Technology will meet LICENSEE’s or any of LICENSEE’s customer’s specific requirements. LICENSEE warrants that it possesses the necessary expertise and skill to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Patents and Licensed Technology.

10.2          DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. ACCORDINGLY, THE LICENSED PATENTS AND LICENSED TECHNOLOGY ARE PROVIDED “AS IS.” UNM RAINFOREST INNOVATIONS MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS AND LICENSED TECHNOLOGY AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF LICENSED PATENTS AND LICENSED TECHNOLOGY.

ARTICLE XI

DAMAGES, INDEMNIFICATION, AND INSURANCE

11.1         Indemnification by LICENSEE. LICENSEE shall defend, indemnify and hold the Indemnitees harmless from any and all claims, demands, actions and causes of action against the Indemnitees, and each of them, whether groundless or not, in connection with any and all injuries, losses, damages or liability of any kind whatsoever arising, directly or indirectly, out of use, exploitation, distribution, or sale of Licensed Patents, Licensed Technology, Licensed Products, or Licensed Services by or through the LICENSEE or its Affiliates or Commercial Sublicensees, whether or not the claims, demands, actions or causes of action are alleged to have resulted in whole or in part from the negligent acts or omissions of an Indemnitee or from acts or omissions of such persons for which an Indemnitee would otherwise be strictly liable. This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred in connection with the defense of any and all such claims, demands, actions, or causes of action.

11.2         Insurance. Without limiting LICENSEE’s indemnity obligations, within ninety (90) days of the commercial distribution of any Licensed Product or provision of Licensed Services, or, if applicable, on the date of initiation of any human trials, whichever occurs sooner, LICENSEE shall acquire a liability insurance policy and shall further maintain said policy throughout the term of this Agreement and for five (5) years thereafter, said policy to cover each Indemnitee as a named insured (with right to prior notice of cancellation) for all liabilities, claims, damages, and actions arising from or relating to LICENSEE’s exercise of its license under this Agreement, including but not limited to product liability and other matters within the scope of LICENSEE’s indemnity obligations under this Agreement, said coverage to be in an amount no less than Two Million Dollars ($2,000,000) per occurrence for bodily injury and Five Million Dollars ($5,000,000) per occurrence for property damage, subject to a reasonable aggregate amount.

UNM RAINFOREST INNOVATIONS shall promptly notify LICENSEE of each claim, demand, action and cause of action for which UNM RAINFOREST INNOVATIONS or any Indemnitee intends to claim indemnification under Section 1 I .1 and provide, to the extent that such an evaluation is reasonably possible by UNM RAINFOREST INNOVATIONS, LICENSEE with UNM RAINFOREST INNOVATIONS’s good-faith evaluation of the claim, demand, action or cause of action.

11.3         Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. THE LIABILITY OF UNM RAINFOREST INNOVATIONS UNDER THIS AGREEMENT SHALL BE SUBJECT IN ALL CASES TO THE IMMUNITIES AND LIMITATIONS OF THE NEW MEXICO TORT CLAIMS ACT, SECTIONS 41-4-1 ET. SEQ., NMSA 1978, AS AMENDED.

ARTICLE XII

TERM AND TERMINATION

12.1          Term. Unless otherwise extended in writing by mutual agreement of the Parties, this Agreement will remain valid and in force until the later of: (i) ten (10) years from the date of the first sale of a Licensed Product or provision of a Licensed Service; or (ii) the expiration date of the last of the Valid Claims of the last to expire of the Licensed Patents. Any extension of the term of this Agreement may include additional provisions or modifications to other provisions of this Agreement as, negotiated between the Parties.

12.2          Termination by LICENSEE. LICENSEE shall have the right to terminate this Agreement at any time, upon ninety (90) days prior written notice, without cause and for any reason. If LICENSEE terminates this Agreement under this provision, UNM RAINFOREST INNOVATIONS will not be under any obligation to return any portion of the consideration paid by LICENSEE to UNM RAINFOREST INNOVATIONS.

12.3          Termination by UNM RAINFOREST INNOVATIONS. In the event of material breach of this Agreement by LICENSEE, UNM RAINFOREST INNOVATIONS may at any time provide written notice to LICENSEE of such material breach. If LICENSEE fails to cure the identified material breach within thirty (30) days after the date of the notice, UNM RAINFOREST INNOVATIONS may by written notice given to LICENSEE terminate this Agreement. A “material breach” of this Agreement for purposes of this Section 12.3 would include, but not be limited to, the failure to make the reports required under Article V of this Agreement on time or the failure to make the payments or deliveries required under Article IV of this Agreement on time.

12.4          LICENSEE’s Financial Condition.

(a)            LICENSEE shall immediately notify UNM RAINFOREST INNOVATIONS in writing of its intent to: (I) liquidate and/or cease to carry on its business, (ii) become “insolvent” (as such term is defined in the United States Bankruptcy Code, as amended from time to time), or (iii) voluntarily seek, consent to or acquiesce in the benefits of any bankruptcy or similar debtor-relief laws within thirty (30) days of such action. Upon receipt of such notice, UNM RAINFOREST INNOVATIONS may, at its sole option, terminate this Agreement without prejudice to any other remedy to which UNM RAINFOREST INNOVATIONS may be entitled at law or in equity or elsewhere under this Agreement, by giving written notice of termination to LICENSEE. Failure by LICENSEE to provide such notice of intent will be deemed a material, pre-petition, incurable breach of this Agreement and the Agreement will terminate automatically on the date of such voluntary or involuntary petition in bankruptcy.

(b)            UNM RAINFOREST INNOVATIONS may terminate this Agreement on written notice to LICENSEE on or any time after the LICENSEE makes a general assignment for the benefit of creditors, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its assets, or commences or becomes a party under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors.

12.5          Effect of Termination on Commercial Sublicenses. Upon termination of the Agreement, any Commercial Sublicenses granted hereunder shall survive, provided that: at the time of such termination, the Commercial Sublicensee of the Commercial Sublicense is not in material default under the Commercial Sublicense; under such Commercial Sublicense the duties and obligations of UNM RAINFOREST INNOVATIONS to the Commercial Sublicensee under the Commercial Sublicense are not greater than the duties and obligations of UNM RAINFOREST INNOVATIONS under this Agreement; and, upon request by UNM RAINFOREST INNOVATIONS, such Commercial Sublicensee promptly agrees in to assume all the obligations of LICENSEE under this Agreement after the termination and to be bound by the applicable terms of this Agreement.

12.6          Effect of Termination on LICENSEE. If this Agreement is terminated for any reason whatsoever, LICENSEE shall return, or at UNM RAINFOREST INNOVATIONS’s direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological materials and models pertaining to the Licensed Patents and Licensed Technology, retaining no copies, and shall refrain from using or publishing any portion thereof. Upon termination of this Agreement, LICENSEE shall cease manufacturing, processing, producing, using, or selling Licensed Products and cease providing Licensed Services; provided, however, that LICENSEE may continue to sell in the ordinary course of business for a period of three (3) months reasonable quantities of Licensed Products that are fully manufactured and in LICENSEE’s normal inventory at the date of termination if (a) all monetary obligations of LICENSEE to UNM RAINFOREST INNOVATIONS have been satisfied, and (b) royalties on such sales are paid to UNM RAINFOREST INNOVATIONS in the amounts and in the manner provided in this Agreement. However, nothing herein shall be construed to release either Party of any obligation that matured prior to the effective date of such termination.

12.7          Survival of Provisions on Termination. The word “termination” and cognate words such as “term” and “terminate” as used in this Article and elsewhere in this Agreement are to be read as omitting from their effect the following rights and obligations, all of which shall survive any termination to the degree reasonably necessary to permit their fulfillment or discharge:

(a)            LICENSEE’s obligation to provide financial reports and pay all amounts due pursuant to Articles IV and V through the date of termination, LICENSEE’s obligation to reimburse UNM RAINFOREST INNOVATIONS for Patent Expenses incurred prior to the date of termination, and LICENSEE’S other obligations under Article V of this Agreement;

(b)            Any cause of action or claim of UNM RAINFOREST INNOVATIONS accrued, or to accrue, because of any breach or default by LICENSEE; and

(c)            The provisions of Section 4.6 and 7.3 and of Articles VI, IX, X, XI, XII, XIV and XV of this Agreement.

ARTICLE XIII
ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the legal representatives and assigns of UNM RAINFOREST INNOVATIONS and LICENSEE, provided, however, that any assignment of this Agreement by LICENSEE to a third party may be made only upon prior written consent of UNM RAINFOREST INNOVATIONS, which consent may be withheld or conditioned by UNM RAINFOREST INNOVATIONS as necessary to prevent prejudice to the Licensed Patents and Licensed Technology and to preserve the value of the consideration promised by LICENSEE to UNM RAINFOREST INNOVATIONS under this Agreement.

ARTICLE XIV

MISCELLANEOUS

14.1        Export Controls. LICENSEE acknowledges that UNM RAINFOREST INNOVATIONS is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that UNM RAINFOREST INNOVATIONS’s obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. UNM RAINFOREST INNOVATIONS neither represents that an export license shall not be required nor that, if required, such export license shall issue.

14.2         Arbitration.

(a)            Any dispute, claim or controversy arising out of or relating to this Agreement, the validity or infringement of the Licensed Patents, or the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Albuquerque, New Mexico before one arbitrator. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(b)            The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules, as modified by this Agreement. To the extent that the rules of JAMS conflict with this Agreement, this Agreement shall control.

(c)            In the event that the dispute, claim, or controversy involves the validity or infringement of the Licensed Patents, the arbitrator shall meet the following criteria: either (i) he or she shall be a licensed, U.S. Patent and Trademark Office registered U.S. patent attorney who (1) shall have had at least 15 years of experience in practicing patent law; (2) shall have litigated inter partes review proceedings before the PTAB or district court patent litigation at least through the summary judgment stage, and (3) shall have a technical educational background or industry experience relating to the subject matter of the Licensed Patents; or (ii) he or she shall be a former federal district judge or magistrate judge who has presided over at least 25 patent cases through summary judgment or trial or has served as a Federal Circuit Judge.

(d)            The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

14.3         Legal Compliance. LICENSEE shall comply with all laws and regulations relating to its manufacture, processing, producing, use, selling, importing, or distributing of Licensed Products or Licensed Services. LICENSEE shall not take any action that would cause UNM RAINFOREST INNOVATIONS or LICENSEE to violate any laws and regulations.

14.4         Independent Contractor. LICENSEE’s relationship to UNM RAINFOREST INNOVATIONS shall be that of a licensee only. LICENSEE shall not be the agent of UNM RAINFOREST INNOVATIONS and shall have no authority to act for or on behalf of UNM RAINFOREST INNOVATIONS in any matter. Persons retained by LICENSEE as employees or agents shall not by reason thereof be deemed to be employees or agents of UNM RAINFOREST INNOVATIONS.

14.5         Patent Marking. LICENSEE shall mark, and shall require all Commercial Sublicensees to mark, Licensed Products sold in the United States with United States patent numbers. LICENSEE shall mark, and shall require all Commercial Sublicensees to mark, Licensed Products manufactured or sold in other countries in compliance with the intellectual property laws in force in such foreign countries.

14.6         Use of Names. LICENSEE shall obtain the prior written approval of UNM RAINFOREST INNOVATIONS, University, or the Inventors prior to making use of their names for any commercial purpose, except as otherwise provided in this Section or as required by law. Notwithstanding the foregoing, LICENSEE shall have the right, without the need for prior written approval, to use the name “UNM Rainforest Innovations” and, in connection with such use, the describe UNM Rainforest Innovations as the technology transfer affiliate of the University, in any public investor marketing materials, presentations, or communications, including but not limited to investor pitch decks, websites, press releases, and other materials directed to current or prospective investors, financial analysts, or the public securities markets. Both LICENSEE and UNM RAINFOREST INNOVATIONS shall have the right to publicize the existence of this Agreement (and the rights granted with respect to the Licensed Patents and Licensed Technology), and to include such names in any document filed with the SEC or as otherwise required by law. Except as set forth in Section 9.2, neither LICENSEE nor UNM RAINFOREST INNOVATIONS shall disclose the terms and conditions of this Agreement without the other Party’s consent, except as required by law and except with respect to UNM RAINFOREST INNOVATIONS, to University and the Inventors.

14.7         Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of New Mexico, U.S.A.

14.8         Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of New Mexico and the United States of America.

The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision in the preceding paragraph with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16).

14.9          Sovereign Immunity. Nothing in the Agreement shall be deemed or treated as any waiver of sovereign immunity by the State of New Mexico, University, or UNM RAINFOREST INNOVATIONS.

14.10        Entire Agreement. This Agreement constitutes the entire agreement between UNM RAINFOREST INNOVATIONS and LICENSEE with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

14.11        Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision that will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

14.12        Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals that may be required. Any nonperformance or delay of LICENSEE subject to this Section 14.12 that is in excess of three hundred sixty-five (365) days will constitute a material breach of this Agreement under Section 12.3.

ARTICLE XV
NOTICES

All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to UNM RAINFOREST INNOVATIONS:

President & CEO UNM RAINFOREST INNOVATIONS 101 Broadway Blvd., NE, Ste. 1100 Albuquerque, NM 87102

If to LICENSEE:
CEO & Director EAGLE ENERGY METALS CORP. 5470 Kietzke Lane, Suite 300, PMB #375 Reno, NV 89511

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

IN WITNESS WHEREOF, UNM RAINFOREST INNOVATIONS and LICENSEE have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

UNM RAINFOREST INNOVATIONS

a New Mexico nonprofit research park corporation		EAGLE ENERGY METALS CORP.

By:	/s/ Elizabeth J. Kuuttila	By:	/s/ Mark Mukhija
	Elizabeth J. Kuuttila	Printed Name:	Mark Mukhija
	President & CEO	Title:	CEO
Date:	June 23, 2025	Date:	June 17, 2025

EXHIBIT A

LICENSED PATENTS AND LICENSED TECHNOLOG Y

UNM RAINFOREST INNOVATIONS Technology Ref. No. 2019-004: “VSLLIM Reactor for Portable and Stationary Power” developed by Mohamed S. El-Genk and Luis Palomino.

•	U.S. Utility Application No. 17/881,101 filed on August 2, 2022.

UNM RAINFOREST INNOVATIONS Technology Ref. No. 2019-021: “High Efficiency Wavy Channels Printed Circuit Heat Exchanger” developed by Mohamed S. El-Genk and Amir F. Ali.

•	U.S. Provisional Application No. 63/711,614 filed on October 24, 2024.
•	U.S. Utility Application No. FILING PENDING

UNM RAINFOREST INNOVATIONS Technology Ref. No. 2025-065”: “Novel and Secure Scheme for Remote Operation and Control of Small and Micro Nuclear Reactors” developed by Mohamed S. EI-Genk, Timothy Schriener and Ahmad Shaheen.

•	U.S. Provisional Application No. 63/785,965 filed on April 9, 2025.

UNM RAINFOREST INNOVATIONS Technology Ref. No. 2025-066”: “Machine Learning Algorithm for Autonomous Operation and Control of Small and Micro Modular Fission Reactors” developed by Mohamed S. El-Genk, Timothy Schriener and Ahmad Shaheen.

•	U.S. Provisional Application No. 63/785,967 filed on April 9, 2025.

*Subject Invention

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